Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

2015 SECOND QUARTER RESULTS

White Plains, NY — August 7, 2015 — Universal American Corp. (NYSE: UAM) today announced financial results for the quarter ended June 30, 2015.

Results of Second Quarter 2015

Universal American’s reported net loss for the second quarter of 2015 was $7.4 million, or $0.09 per share.  Adjusted net income for the second quarter of 2015 was $1.6 million, or $0.02 per share, which excludes the following after-tax items:

•                  $4.9 million, or $0.06 per share, of income associated with our Accountable Care Organization (ACO) business;

•                  $2.2 million, or $0.03 per share, of net realized investment gains;

•                  $0.2 million, or less than $0.01 per share, of tax benefits;

•                  $1.5 million, or $0.02 per share, of non-recurring expenses; and

•                  $14.8 million, or $0.18 per share, of losses associated with discontinued operations related to the APS Healthcare businesses which have been sold.

Total revenues for the second quarter of 2015 were approximately $416 million.

Results of Six Months ended June 30, 2015

Universal American’s reported net loss for the six-months ended June 30, 2015 was $5.2 million, or $0.06 per share.  Adjusted net income for the six-months ended June 30, 2015 was $3.9 million, or $0.05 per share, which excludes the following after-tax items:

•                  $0.4 million, or $0.01 per share, of losses associated with our ACO business;

•                  $2.6 million, or $0.03 per share, of net realized investment gains;

•                  $5.5 million, or $0.07 per share, of tax benefits;

•                  $3.5 million, or $0.04 per share, of non-recurring expenses; and

•                  $13.3 million, or $0.16 per share, of losses associated with discontinued operations related to the APS Healthcare businesses which have been sold.

Total revenues for the first half of 2015 were approximately $821 million.

Management Comments

Richard A. Barasch, Chairman and CEO, commented, “Entering 2015, we reset our Medicare Advantage business to concentrate on those regions where we have a meaningful market position and can positively impact the quality and cost of healthcare. Approximately 86% of our members are in plans with 4 Stars and we remain committed to enhancing the quality of our plans.

“A noteworthy achievement in our Medicare Advantage results is the reduction in our administrative expense ratio to 9.6% in the first half of 2015. Given the seasonality of expenses, we expect the full-year expense ratio to be approximately 10.5%, consistent with the target we set going into 2015.

“We continue to expand our market leadership in the growing Houston/Beaumont region. Our membership increased over 10% for the third straight year, largely as a result of the continued success of our partnerships and value-based payment arrangements with primary care physicians. We have a successful 15 year history of working closely with our physician partners to improve quality and reduce cost for Medicare beneficiaries. Our results for the first half of the year demonstrate the ongoing strength of this business.

“In the Northeast, especially central New York, we are in the process of converting a fee-for-service market into a more value-based system by introducing pay for performance to primary care physicians. We had a strong 2015 Annual Election Period, with 26% growth in membership, and combined with our Medicare Shared Savings ACO and our Total Care Medicaid plan, we are the largest sponsor of government programs in Central New York. Our results reflect an increase in inpatient utilization as well as the new membership having claims cost in excess of what the premium per member would have predicted. We believe we will be able to address both of these issues and are confident that our 2016 bids adequately captured our experience.

“We are pleased to report that nine of our Medicare Shared Savings Program ACOs qualified for shared savings revenue for the 2014 program year, compared to three in the 2012-2013 plan period. Our gross revenue increased from $20 million to $27 million, even taking into account that the prior period was longer than one calendar year. Our net revenue increased from $13.4 million to $20.9 million.

Equally important, the final rule issued by CMS in June 2015 for plan years beginning in 2016 improved the Medicare Shared Savings Program in several important ways. We are confident that the improvements in cost and quality shown by our physician partners, coupled with a program that is better designed to reward efficient and high quality physicians, will lead to further success.”

Medicare Advantage

Our current Medicare Advantage markets include our members in Texas, Upstate New York and Maine.

	June 30,	December 31,
Membership (in thousands)	2015	2014
Texas HMOs	66.5	61.8
Upstate New York/Maine	39.2	29.7
Core Markets	105.7	91.5
Non-Core Network*	—	20.7
Rural*	—	1.9
Total Membership	105.7	114.1

*The Company did not renew its non-core network and rural markets for 2015.

Financial Performance ($ in millions)	Three Months Ended June 30, 2015		Six Months Ended June 30, 2015

Premiums	$314.4		$619.6
Net investment income & other income	2.6		5.5
Revenue	317.0		625.1

Quality initiatives	6.9	2.2%	13.0	2.1%
Medical benefits	264.4	84.1%	521.3	84.1%
Total benefits	271.3	86.3%	534.3	86.2%

Admin expenses	30.1	9.6%	59.4	9.6%
ACA Fee	6.4		12.7

Pre-Tax operating income	$9.2		$18.7

	Reported	Recast**	Reported	Recast**
Texas HMOs Medical Benefit Ratio	81.1%	81.4%	81.7%	82.1%
Upstate New York/Maine Medical Benefit Ratio	89.5%	91.4%	91.2%	90.4%

** Recast excludes the impact of prior period items.

The Medicare Advantage segment generated pre-tax income of $9.2 million for the quarter ended June 30, 2015, a decrease of $3.8 million compared to the quarter ended June 30, 2014. The decrease in earnings was driven primarily by a decrease in favorable prior period items. The quarter ended June 30, 2015 included $3.3 million of net favorable prior period items compared to $13.1 million of net favorable prior period items in the quarter ended June 30, 2014.

Our administrative expense ratio improved to 9.6%, compared to 10.5% for the same period in 2014 primarily as a result of our cost reduction efforts. Administrative expenses for the second quarter of 2015 decreased $7.4 million compared to the second quarter of 2014.

Texan Plus®, our flagship plan, is the largest Medicare HMO in Southeast Texas and has achieved 10% compounded membership growth over the past three years. Virtually all of our members in this plan are in value-based payment arrangements. For the second quarter of 2015, the reported Medical Benefit Ratio (MBR) in our Texas HMOs, excluding Quality Initiative (QI) expenses was 81.1%. Excluding prior period items, the MBR was 81.4% for the second quarter. For the six months ended June 30, 2015, the reported MBR in our Texas HMOs was 81.7% excluding Quality Initiative expenses and 82.1% excluding prior period items.

Our Northeast markets experienced a 26% increase in membership during the 2015 Annual Election Period and now has nearly 40,000 members with a large concentration in central New York State.  Our MBR for the second quarter was 89.5%, excluding Quality Initiative expenses, largely driven by an increase in inpatient and emergency care expenses and claims in excess of what premium per member would have predicted for our new members. For the six months ended June 30, 2015, the reported MBR in our Northeast markets was 91.2% excluding Quality Initiative expenses and 90.4% excluding prior period items.

The Medicare Advantage segment pre-tax operating income during the first half of 2015 was $18.7 million, a decrease of $19.1 million compared to the first half of 2014 largely driven by a decrease in favorable prior period items.  The six months ended June 30, 2015, included $5.9 million of net favorable prior year items compared to $28.1 million of favorable items for the six months ended June 30, 2014.

Our administrative expense ratio improved to 9.6%, compared to 10.8% for the same period in 2014 primarily as a result of our cost reduction efforts. Administrative expenses for the six months ended June 30, 2015 decreased $17.9 million compared to the same period in 2014.

Management Services Organization (MSO)

On July 30, 2015, the Centers for Medicare & Medicaid Services (CMS) informed us that our Medicare Shared Savings Program (MSSP) ACOs generated $80 million in gross savings for program year 2014. This compares to $57 million in gross savings for 2012/3013, the first program period of the MSSP, which comprised up to 21 months, which we reported in the third quarter of 2014. Nine of our ACO’s qualified for shared savings payments, compared to three in program year 2012/13, and will receive payments of $26.9 million, compared to $20.4 million in program year 2012/13. Our share of these payments, after payments to our physician partners of $6.0 million increased from $13.4 million to $20.9 million, which is reflected in equity in earnings (losses) of unconsolidated subsidiaries in our consolidated statements of operations. We expect to receive these payments during the third quarter of 2015.

	Three Months Ended June 30,		Six Months Ended June 30,
Financial Performance ($ in millions)	2015	2014	2015	2014
Shared Savings Revenue:
Gross Shared Savings	$26.9	$—	$26.9	$—
ACO Partner Share	(6.0)	—	(6.0)	—
Net Shared Savings Revenue	20.9	—	20.9	—
Operating expenses	9.3	10.0	21.0	23.1
Segment income(loss) before income taxes	$11.6	$(10.0)	$(0.1)	$(23.1)

Our MSO segment, which includes the operations of our ACOs, generated pre-tax income of $11.6 million for the quarter ended June 30, 2015, an increase of $21.6 million compared to the same period in 2014. Revenue of $20.9 million represents our share of program year 2014 revenue. In 2014, we did not recognize revenue until the third quarter, due to the timing of CMS’s notice of results for the 2012/2013 program year.  Operating expenses for the quarter were $9.3 million compared to $10.0 million for the quarter ended June 30, 2014.

On June 4, 2015, CMS issued the final MSSP rule for program years beginning in 2016.  We believe that the new rule will enhance the success of the MSSP program in general and our ACOs in particular.

Medicaid

	Three Months Ended June 30,		Six Months Ended June 30,
Financial Performance ($ in millions)	2015	2014	2015	2014

Revenue	$47.2	$45.3	$93.6	$84.5

Pre-tax operating loss / income	$(1.6)	$1.2	$(1.4)	$2.1

The Medicaid segment includes the Total Care Medicaid health plan in Upstate New York with approximately 40,000 members.  Pre-tax operating results for the quarter ended June 30, 2015 decreased $2.8 million from the same period in 2014 as a result of higher medical benefits primarily due to increased inpatient utilization.  The medical benefits ratio was 92.9% for the three months ended June 30, 2015 compared with 88.8% for the three months ended June 30, 2014.

The pre-tax operating results for the six months ended June 30, 2015 decreased $3.5 million from the same period in 2014 as a result of higher medical benefits primarily due to increased utilization. The medical benefits ratio was 91.0% for the six months ended June 30, 2015 compared with 88.7% for the six months ended June 30, 2014.

Traditional Insurance

	Three Months Ended June 30,		Six Months Ended June 30,
Financial Performance ($ in millions)	2015	2014	2015	2014

Revenue	$46.1	$51.9	$95.4	$105.9

Pre-tax operating income	$4.3	$3.4	$5.6	$3.3

Revenue in our Traditional Insurance segment decreased in both the three and six months ended June 30, 2015 due to the continued run-off of our legacy insurance products, which we stopped marketing and selling after June 1, 2012.  Net income increased in both the three and six months ended June 30, 2015 due to decreased operating expenses, primarily consulting costs related to the transition to outsourcing certain functions.

Corporate & Other

	Three Months Ended June 30,		Six Months Ended June 30,
Financial Performance ($ in millions)	2015	2014	2015	2014
Revenue	$2.6	$1.2	$3.5	$2.2

Pre-tax operating loss	$(11.3)	$(14.1)	$(21.9)	$(27.3)

Our Corporate & Other segment reflects the activities of our parent holding company, debt service and other ancillary operations including support services provided to the buyers of the APS Healthcare businesses through Transition Services Agreements.

Corporate expenses for the three and six months ended June 30, 2015 were lower than those in the comparable 2014 periods due to corporate expense reduction initiatives, lower legal costs related to our non-core business, the discontinuation of our New York Health Benefits Exchange business and lower debt service costs.

Discontinued Operations

Losses from discontinued operations before income taxes were $26.8 million and $22.9 million for the three and six months ended June 30, 2015, respectively.  These losses relate to the APS businesses, all of which have now been sold.

Investment Portfolio

As of June 30, 2015, Universal American had $871.1 million of cash and invested assets as follows:

•                 22% is invested in U.S. Government and agency securities;

•                 The average credit quality of the investment portfolio is AA-; and

•                 Approximately 1% of the investment portfolio is non-investment grade.

A complete listing of our fixed income investment portfolio as of June 30, 2015 is available for review in the financial supplement located in the Investors — Financial Reports section of our website, www.UniversalAmerican.com.

Balance Sheet and Liquidity

As of June 30, 2015, Universal American’s Balance Sheet had the following characteristics:

•                 Total cash and investments were $871.1 million and total assets were $1.9 billion;

•                 Total policyholder liabilities were $1.1 billion and total liabilities were $1.3 billion;

•                 Stockholders’ equity was $607.3 million and book value was $7.16 per diluted common share;

•                 Tangible book value per diluted common share (excluding accumulated other comprehensive income, goodwill, amortizing intangibles and deferred acquisition costs) was $5.58;

•                 Unregulated cash and investments of $129.2 million;

•                 $44.9 million of bank debt; and

•                 $40.0 million of mandatorily redeemable preferred stock, reported as a liability, with an annual dividend rate of 8.5%.

As of June 30, 2015, the ratio of debt to total capital, excluding the effect of accumulated other comprehensive income and including Universal American’s mandatorily redeemable preferred stock as debt, was 12.4%.

Conference Call

Universal American will host a conference call at 8:30 a.m. Eastern Time on Friday, August 7, 2015 to discuss financial results and other corporate developments. Interested parties may participate in the call by dialing (201) 493-6744. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.UniversalAmerican.com, and clicking on the “Investors” link in the upper right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. A replay of the call will be available on the investor relations section of the Company’s website for approximately two weeks following the call.

Prior to the conference call, Universal American will make available on its website a 2nd Quarter 2015 Investor Presentation and supplemental financial data in connection with its quarterly earnings release. You can access the 2nd Quarter 2015 Investor Presentation and supplemental financial data at www.UniversalAmerican.com in the “Investors” section under the “Presentations” and “Financial Reports” sections.

About Universal American Corp.

Universal American (NYSE: UAM), through our family of healthcare companies, provides health benefits to people covered by Medicare and/or Medicaid. We are dedicated to working collaboratively with healthcare professionals, especially primary care physicians, in order to improve the health and well-being of those we serve and reduce healthcare costs.  For more information on Universal American, please visit our website at www.UniversalAmerican.com.

*                                         *                                         *

Forward Looking Statements

This news release and oral statements made from time to time by our executive officers may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Such statements that are not historical facts are hereby identified as forward-looking statements and intended to be covered by the safe harbor provisions of the PSLRA and can be identified by the use of the words “believe,” “expect,” “predict,” “project,” “potential,” “estimate,” “anticipate,” “should,” “intend,” “may,” “will,” and similar expressions or variations of such words, or by discussion of future financial results and events, strategy or risks and uncertainties, trends and conditions in our business and competitive strengths, all of which involve risks and uncertainties.

Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Our actual results may differ materially from our expectations, plans or projections. We warn you that forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond our ability to control or predict with accuracy and some of which we might not even anticipate.  We give no assurance that we will achieve our expectations and we do not assume responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of our SEC reports.

A summary of the information set forth in the “Risk Factors” section of our SEC reports and other risks includes, but is not limited to the following: the impact of CMS’s final Medicare Advantage reimbursement rates for calendar year 2016; we are subject to extensive government regulation and the potential that CMS and/or other regulators could impose significant fines, penalties or operating restrictions on the Company, including with respect to False Claims Act matters or RADV audits; the Affordable Care Act and subsequent rules promulgated by CMS could have a material adverse effect on our opportunities for growth and our financial results; we are investing significant capital and management attention in new business opportunities, including our ACOs, that may not be successful; we may experience higher than expected medical loss ratios or lower revenues, especially with our new members in our Northeast markets, which could materially adversely affect our results of operations; if we fail to design and price our products properly and competitively or if the premiums and fees we charge are insufficient to cover the cost of health care services delivered to our members, our profitability may be materially adversely affected; our significant shareholders may sell or distribute their stock which could cause the price of our stock to decline; changes in governmental regulation or legislative reform could increase our costs of doing business and adversely affect our profitability; reductions in funding for Medicare programs could materially reduce our profitability; failure to reduce our operating costs could have a material adverse effect on our financial position, results of operations and cash flows; we may not be able to maintain or improve our CMS Star ratings which may cause certain of our plans to receive less bonuses or rebates than our competitors; changes in governmental regulation or legislative reform, including the impact of Sequestration, could reduce our revenues, increase our costs of doing business and adversely affect our profitability; a substantial portion of our revenues are tied to our Medicare businesses and regulated by CMS and if our government contracts are not renewed or are terminated, our business could be substantially impaired; we no longer sell long-term care insurance and the premiums that we charge for the long-term care policies that remain in force may not be adequate to cover the claims expenses that we incur; any failure by us to manage our operations or to successfully complete or integrate acquisitions, dispositions and other significant transactions could harm our financial results, business and prospects; we could be subject to a cyber-attack or similar network breach that could damage our reputation and have a material adverse effect.  Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Universal American.

All forward-looking statements included in this release are based upon information available to Universal American as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Continuing operations
Net premiums and policyholder fees	$403.3	$451.4	$798.7	$896.2
Net investment income	7.1	8.1	15.2	16.1
Other income	2.5	1.3	3.3	2.4
Realized gains	3.4	0.5	3.9	1.5
Total revenues	416.3	461.3	821.1	916.2

Policyholder benefits	346.3	382.1	686.0	745.7
Change in deferred acquisition costs	2.6	1.5	5.9	4.5
Amortization of present value of future profits	0.8	1.0	1.6	2.0
Affordable Care Act fee	7.3	6.2	14.4	11.7
Commissions and general expenses, net of allowances	57.4	69.2	114.7	142.4
Total benefits and expenses	414.4	460.0	822.6	906.3

Income (loss) before equity in earnings (losses) of unconsolidated subsidiaries	1.9	1.3	(1.5)	9.9

Equity in earnings (losses) of unconsolidated subsidiaries	13.7	(7.3)	6.3	(15.6)
Income (loss) from continuing operations before income taxes	15.6	(6.0)	4.8	(5.7)
Provision for (benefit from) income taxes	8.2	1.1	(3.3)	4.2

Income (loss) from continuing operations	7.4	(7.1)	8.1	(9.9)

Discontinued operations
Loss from discontinued operations before income taxes	(26.8)	(3.1)	(22.9)	(5.4)
Income tax Benefit(1)	(12.0)	(0.4)	(9.6)	(0.4)
Loss from discontinued operations	(14.8)	(2.7)	(13.3)	(5.0)

Net loss	$(7.4)	$(9.8)	$(5.2)	$(14.9)
Per Share Data (Diluted)
Continuing operations	0.09	(0.08)	0.10	(0.11)
Discontinued operations	(0.18)	(0.04)	(0.16)	(0.06)
Net loss	$(0.09)	$(0.12)	$(0.06)	$(0.17)

Diluted weighted average shares outstanding	83.8	84.5	83.6	86.0

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Income (loss) before income taxes by Segment	2015	2014	2015	2014

Medicare Advantage	$9.2	$13.0	$18.7	$37.8
MSO	11.6	(10.0)	(0.1)	(23.1)
Total Care	(1.6)	1.2	(1.4)	2.1
Traditional Insurance	4.3	3.4	5.6	3.3
Corporate & Other	(11.3)	(14.1)	(21.9)	(27.3)
Realized gains	3.4	0.5	3.9	1.5

Income (loss) before income taxes — continuing operations	$15.6	$(6.0)	$4.8	$(5.7)

BALANCE SHEET DATA	June 30, 2015
Total cash and investments	$871.1
Total assets	$1,901.7
Total policyholder related liabilities	$1,072.4
Total reinsurance recoverable (ceded policyholder liabilities)	$623.0
Outstanding bank debt	$44.9
Mandatorily redeemable preferred shares	$40.0
Total stockholders’ equity	$607.3
Diluted book value per common share	$7.16
Diluted common shares outstanding at balance sheet date	84.9

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding AOCI) *	$600.3
Diluted book value per common share (excluding AOCI) * (2)	$7.07
Diluted tangible book value per common share (excluding AOCI) * (3)	$5.58
Debt to total capital ratio (excluding AOCI) * (4)	12.4%

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Adjusted net income(5)	$1.6	$1.0	$3.9	$6.4
Adjusted net income per share (diluted)	$0.02	$0.01	$0.05	$0.08

*

Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1)

For the quarter ended June 30, 2015, our effective tax rate on continuing operations was 52.5%, resulting in an income tax provision of $8.2 million, compared with an effective tax rate of 18.8% resulting in an income tax provision of $1.1 million for the second quarter of 2014. For the quarter ended June 30, 2015, the high effective tax rate was driven primarily by permanent items, including the non-deductible ACA Fee and non-deductible interest expense. State income taxes also contributed to the variance in the effective tax rate. For the quarter ended June 30, 2014, the tax effect of permanent items exceeded the tax effect of our loss from operations, resulting in income tax expense. Permanent items in the 2014 period include the non-deductible ACA fee, non-deductible executive compensation and non-deductible interest expense. For the six months ended June 30, 2015, our effective tax rate on continuing operations was a benefit of 68.9%, resulting in an income tax benefit of $3.3 million, compared with an effective tax rate of 73.4% resulting in an income tax provision of $4.2 million for the six months ended June 30, 2014. For the six months ended June 30, 2015, the tax benefit was driven by $5.4 million in foreign tax credit carryforwards created in connection with the February

2015 sale of APS Puerto Rico. Utilization of this tax benefit is the result of sufficient income of the proper character from continuing sources; therefore, it is included in continuing operations. Excluding the foreign tax credit carryforwards, the effective tax rate was 44.1%, driven by permanent items, including the non-deductible ACA Fee and non-deductible interest expense. State income taxes also contributed to the variance in the effective tax rate. For the six months ended June 30, 2014, the tax effect of permanent items exceeded the tax effect of our loss from operations, resulting in income tax expense. Permanent items in the 2014 period include the non-deductible ACA fee, non-deductible executive compensation and non-deductible interest expense. The size of our permanent non-deductible items (primarily ACA fee and interest on our preferred stock) results in a high effective tax rate, which may continue.

(2)

Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (“AOCI”), plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(3)

Tangible book value per common share represents Total Stockholders’ Equity, excluding AOCI and intangible assets plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(4)

The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the Mandatorily Redeemable Preferred Shares to the sum of Stockholders’ Equity (excluding AOCI) plus the Mandatorily Redeemable Preferred Shares.

(5)

Adjusted net income is calculated as net loss excluding the following items on after-tax basis: ACO results, net realized gains, non-recurring tax benefit (provision), discontinued operations and other non-recurring items.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. We have not included a reconciliation of projected earnings per diluted share because projections for some components of this reconciliation are not possible to forecast at this time.  The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

Adjusted Net Income (loss) ($ in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net loss	$(7.4)	$(9.8)	$(5.2)	$(14.9)
ACO results, after-tax	(4.9)	6.5	0.4	15.0
Net realized gains, after-tax	(2.2)	(0.3)	(2.6)	(1.0)
Non-recurring tax (benefit) provision	(0.2)	0.1	(5.5)	0.1
Discontinued operations, after-tax	14.8	2.7	13.3	5.0
Other non-recurring items, after-tax	1.5	1.8	3.5	2.2
Adjusted net income	$1.6	$1.0	$3.9	$6.4

Per share (diluted)
Net loss	$(0.09)	$(0.12)	$(0.06)	$(0.17)
ACO results, after-tax	(0.06)	0.08	0.01	0.17
Net realized gains, after-tax	(0.03)	—	(0.03)	(0.01)
Non-recurring tax (benefit) provision	—	—	(0.07)	0.00
Discontinued operations, after-tax	0.18	0.04	0.16	0.06
Other non-recurring items, after-tax	0.02	0.01	0.04	0.03
Adjusted net income	$0.02	$0.01	$0.05	$0.08

Universal American uses adjusted net income, calculated as net loss excluding ACO results after-tax, net realized gains after-tax, non-recurring tax (benefit) provision, discontinued operations and other non-recurring items after-tax as a basis for evaluating operating results. Although the excluded items may recur, we believe that the excluded items do not relate to the performance of Universal American’s core business operations and that adjusted net income provides a more useful comparison of our business performance from period to period.

	June 30, 2015	December 31, 2014
Total Stockholders’ Equity (excluding AOCI)
Total stockholders’ equity	$607.3	$614.5
Less: Accumulated other comprehensive income	(7.0)	(12.7)

Total stockholders’ equity (excluding AOCI)	$600.3	$601.8

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income or loss, do not relate to the performance of Universal American’s core business operations.

	June 30, 2015	December 31, 2014
Diluted Book Value per Common Share
Total stockholders’ equity	$607.3	$614.5
Proceeds from assumed exercises of vested options	—	—
	$607.3	$614.5
Diluted common shares outstanding	84.9	84.2

Diluted book value per common share	$7.16	$7.30
Total stockholders’ equity (excluding AOCI)	$600.3	$601.8
Proceeds from assumed exercises of vested options	—	—
	$600.3	$601.8
Diluted common shares outstanding	84.9	84.2

Diluted book value per common share (excluding AOCI)	$7.07	$7.15

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

	June 30, 2015	December 31, 2014
Tangible Book Value per Common Share
Total stockholders’ equity (excluding AOCI)	$600.3	$601.8
Less: intangible assets (1)	(126.5)	(132.9)
Proceeds from assumed exercises of vested options	—	—
Tangible Book Value	$473.8	$468.9
Diluted common shares outstanding	84.9	84.2

Tangible book value per common share	$5.58	$5.57

Universal American uses tangible book value per common share as a basis for evaluating the value of the Company’s tangible net assets.

(1)         Intangible assets include the following at June 30, 2015 and December 31, 2014, respectively: goodwill ($73.3 million), deferred acquisition costs, net of taxes ($46.7 million and $50.5 million) and amortizing intangible assets, net of taxes ($6.5 million and $9.1 million).

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

	June 30, 2015	December 31, 2014
Debt to Total Capital Ratio
Outstanding bank debt	$44.9	$103.4
Mandatorily redeemable preferred shares	40.0	40.0
Total outstanding debt	$84.9	$143.4

Total stockholders’ equity	$607.3	$614.5
Outstanding bank debt	44.9	103.4
Mandatorily redeemable preferred shares	40.0	40.0
Total capital	$692.2	$757.9

Debt to total capital ratio	12.3%	18.9%
Total stockholders’ equity (excluding AOCI)	$600.3	$601.8
Total outstanding bank debt	44.9	103.4
Mandatorily redeemable preferred shares	40.0	40.0
Total capital	$685.2	$745.2

Debt to total capital ratio (excluding AOCI)	12.4%	19.2%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

####  ####  ####

CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:

Adam C. Thackery		The Equity Group Inc.
Chief Financial Officer (914) 597-2939		www.theequitygroup.com
Fred Buonocore (212) 836-9607
Linda Latman (212) 836-9609